EXHIBIT 99.1

Peter Ruzicka

Riverstone Networks

(408) 878-6756

pruzicka@riverstonenet.com

RIVERSTONE NETWORKS UPDATES STATUS OF NASDAQ LISTING

SANTA CLARA, Calif., September 8, 2003 – Riverstone Networks, Inc. (Nasdaq: RSTNE) today announced that it has requested an extension from the Nasdaq Listing Qualifications Panel for the filing of its Form 10-K for the year ended March 1, 2003 and its Form 10-Q for the quarter ended May 31, 2003, as well as any restatements for prior periods. Riverstone expects that the Panel will respond to its request for an extension tomorrow. There can be no assurance that the Panel will grant Riverstone’s request for additional time.

On August 20, Riverstone announced that the Panel had determined to continue the listing of Riverstone’s securities on The Nasdaq National Market subject to conditions prescribed by the Panel, including the condition that Riverstone file its Form 10-K and Form 10-Q, as well as any restatements for prior periods, by September 8, 2003. Riverstone informed the Panel today that it will not meet the September 8th deadline.

Riverstone currently intends to appeal the Panel’s decision to the Nasdaq Listing and Hearing Review Council. This appeal would not stay delisting and Riverstone cannot predict whether or not the Listing Council will modify or reverse the decision.

As previously announced, the review of Riverstone’s accounting practices by a special committee of the board of directors is ongoing. Riverstone is attempting to conclude its review and issue any restatements promptly, but it presently cannot state with any certainty when this will occur.

About Riverstone Networks

Riverstone Networks, Inc. (Nasdaq: RSTNE) provides carrier class switches and routers for mission critical networks. From the metropolitan edge to the campus network, Riverstone’s advanced technology delivers the control and reliability carriers, government organizations, educational institutions and large corporations require. Worldwide, operators of mission critical networks trust Riverstone. For more information, please visit www.riverstonenet.com.

Except for the historical information contained herein, the matters set forth in this press release, including the timing of the Panel’s response, the timing of any restatement, the filing of the company’s Form 10-K and 10-Q and the appeal of the Panel’s decision, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the changes in scope and nature of the Securities and Exchange Commission’s inquiry and/or investigation, the results and effect of the accounting practices review, the effect of the company’s failure to file timely its Form 10-K and Form 10-Q, the ability of the company to file its Form 10-K and Form 10-Q, the possibility that The Nasdaq Stock Market will deny the request for additional time and delist the company’s common stock, whether the company’s outstanding convertible notes would be subject to accelerated repayment under the terms of the indenture governing the notes, the impact of the restatement on the company’s financial results, and the effects of delisting, including as to the company’s business, the market price of, and the liquidity of the trading market for, the company’s common stock, the company’s ability to grant and permit the exercise of stock options and the application of the California Corporations Code to the company despite its incorporation in Delaware, and the risks detailed from time to time in the company’s SEC reports, including its quarterly report on Form 10-Q for the period ended November 30, 2002 and amended current report on Form 8-K/A dated August 26, 2003. The company disclaims any intent or obligation to update or revise these forward looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.

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